UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 30, 2016

Tangoe, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35247	06-1571143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Executive Blvd., Orange, Connecticut	06477
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 859-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 28, 2016, the Audit Committee of the Board of Directors (the “Audit Committee”) of Tangoe, Inc. (the “Company”) determined that it is unlikely that the Company will meet the deadline of March 10, 2017 to complete its ongoing restatement of the Company’s financial statements for the years 2013 and 2014 and the first three quarters of 2015 in order to continue the listing of the Company’s common stock on the NASDAQ Stock Market (“NASDAQ”).  As previously disclosed, a NASDAQ Hearings Panel had determined on November 9, 2016 to continue the Company’s common stock listing until March 10, 2017 to provide the Company the opportunity to regain compliance with NASDAQ Listing Rule 5250(c)(1) by such date.  NASDAQ Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “Commission”).

On December 30, 2016, the Company informed NASDAQ that, as a result of the Audit Committee’s determination, it is unlikely the Company will regain compliance with NASDAQ Listing Rule 5250(c)(1) by March 10, 2017.  In its notice to NASDAQ, the Company also requested that its common stock continue to be traded on the NASDAQ Global Select Market through March 10, 2017.  NASDAQ has not yet responded to the Company’s request.  In light of the Audit Committee’s determination and the Company’s notice to NASDAQ, however, NASDAQ may determine to suspend the Company’s common stock from trading on the NASDAQ Global Select Market at any time and to delist the Company’s common stock from the NASDAQ Global Select Market ten days after NASDAQ’s filing of Form 25-NSE (Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934) with the Commission.

The Company continues to work on its financial restatement process.  The Company disclaims any intention to update this Current Report on Form 8-K to disclose any further action or response that the Company may decide to take after the filing of this report.

On January 3, 2017, the Company issued a press release announcing the matters described above and in Item 8.01.  A copy of this press release is attached hereto at Exhibit 99.1 and is incorporated herein by reference.

Item 8.01.  Other Events

On January 3, 2017, the Company also confirmed in its press release that it had received two non-binding acquisition proposals.  The first, from Marlin Management Company, LLC, an affiliate of Marlin Equity Partners (“Marlin”), is to acquire all outstanding common shares of Tangoe not already owned by Marlin, for $7.50 in cash per share, subject to various conditions.  Based on its most recent Schedule 13D filing with the SEC, Marlin beneficially owns an aggregate of approximately 10.4% of the Company’s issued and outstanding common shares.  The second, a joint proposal from Clearlake Capital Group, L.P. (“Clearlake”) and Vector Capital Management, L.P. (“Vector”), is to acquire all outstanding common shares of Tangoe not already owned by Clearlake and Vector, for $7.00 in cash per share, subject to various conditions.  Based on their most recent Schedule 13D filings with the SEC, Clearlake and Vector beneficially own an aggregate of approximately 14.78% and 9.85%, respectively, of the Company’s issued and outstanding common shares.

There can be no assurance that any definitive offer will be made by Marlin, Clearlake or Vector and, if made, at what price or other terms, that any agreement will be executed or that a transaction in response to these proposals or any other transaction will be approved or consummated.

The Company disclaims any intention to update this Current Report on Form 8-K to disclose any further action that may occur or any response that the Company may decide to take after the filing of this report.

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANGOE, INC.
Date: January 3, 2017
	By:	/s/ Thomas P. Flynn
Thomas P. Flynn
Chief Administrative Officer, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 3, 2017